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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                                      SEC FILE NUMBER 000-50641

                                                       CUSIP NUMBER 74268T 10 8
                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

(Check One)   [ ] Form 10-K     [ ] Form 20-F     [ ] Form 11-K   [X] Form 10-Q
              [ ] Form N-SAR
                  For Period Ended:         June 30, 2005
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                  [ ]   Transition Report on Form 10-K
                  [ ]   Transition Report on Form 20-F
                  [ ]   Transition Report on Form 11-K
                  [ ]   Transition Report on Form 10-Q
                  [ ]   Transition Report on Form N-SAR
                  For the Transition Period Ended: __________________________

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

PART I -- REGISTRANT INFORMATION

PROCENTURY CORPORATION
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Full Name of Registrant

N/A
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Former Name if Applicable

465 CLEVELAND AVENUE
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Address of Principal Executive Office (Street and Number)

WESTERVILLE, OHIO 43082
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City, State and Zip Code

PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|      (b)      The subject annual report, semi-annual report, transition
                  report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



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PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company's independent registered public accounting firm has not yet had an opportunity to complete its review of the financial statements to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 because the Company has not completed compiling certain information for the accounting firm. The Company does not expect that the Form 10-Q will contain any material changes from the information set forth in its press release dated August 9, 2005 and furnished to the Commission on a Form 8-K dated August 10, 2005.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         CHARLES D. HAMM, JR.          (614) 895-2000
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          (Name)                    (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been
         filed? If answer is no identify report(s). [X] Yes    [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof? [ ] Yes    [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:




                             PROCENTURY CORPORATION
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:   August 15, 2005                By: /s/ Charles D. Hamm, Jr.
        -------------------                -----------------------------------
                                           Charles D. Hamm, Jr.
                                           Chief Financial Officer and Treasurer




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